UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2005

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26536 (Commission File Number)	33-0029027 (IRS Employer Identification No.)

51 Columbia, Suite 200, Aliso Viejo, California (Address of principal executive offices)		92656 (Zip Code)

Registrant’s telephone number, including area code (949) 362-5800

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 4d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02 Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective June 20, 2005, Robert W. Scheussler resigned his positions as a member of the Board of Directors, Chief Operating Officer and Chief Financial Officer of Smith Micro Software, Inc. (the “Company”). He will remain with the Company to assist it in the assessment, documentation and testing of its internal controls over financial reporting processes. There were no disagreements with the Company on any matters related to its operations, policies or practices.

Effective June 20, 2005, Andrew C. Schmidt was appointed as Chief Financial Officer of the Company. Mr. Schmidt, 43, was previously the Chief Financial Officer of Genius Products, Inc., a publicly traded entertainment company since August 2004. From April 2003 to June 2004, he was Vice President (Finance) and acting Chief Accounting Officer of Peregrine Systems, Inc., a publicly held provider of enterprise level software then in chapter 11 reorganization. From July 2000 to January 2003, he was Executive Vice President and Chief Financial Officer of Mad Catz Interactive, Inc., a publicly traded provider of console video game accessories. He holds a B.B.A. from the University of Texas and an M.S. in Accountancy from San Diego State University.

Compensatory arrangements with Mr. Schmidt will include a base salary of $220,000 annually, eligibility for bonus awards and equity based compensation at the discretion of the Compensation Committee of the Board of Directors and severance benefits equal to six months base salary in the event of termination of his employment without cause following a change in control of the Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC. (Registrant)
Date: June 23, 2005	By:	/s/ William W. Smith, Jr.
		Name:	William W. Smith, Jr.
		Title:	President and Chief Executive Officer